Exhibit 99.2

First-Quarter 2009 Results—Supplemental Information

A)	Oilfield Services

1)	What was the Oilfield Services pretax return on sales for the first quarter of 2009?

The Oilfield Services pretax return on sales for the first quarter of 2009 was 23.1% versus 25.6% in the fourth quarter of 2008.

2)	What is the capex guidance for 2009?

Oilfield Services capex is expected to approach $2.0 billion for the full year 2009.

B)	WesternGeco

3)	What was the dollar amount of multiclient surveys capitalized in the first quarter of 2009?

WesternGeco capitalized $48 million of multiclient surveys in the first quarter of 2009.

4)	What were multiclient sales in the first quarter of 2009?

Multiclient sales, including transfer fees, were $96 million in the first quarter of 2009.

5)	What is the capex guidance for 2009?

WesternGeco capex is expected to reach $600 million in 2009, including approximately $270 million for seismic vessels. WesternGeco capex in 2008 was $680 million.

6)	What was the WesternGeco backlog at the end of the first quarter of 2009?

WesternGeco backlog was $1.50 billion at the end of the first quarter of 2009.

C)	Schlumberger Limited

7)	What were the Schlumberger pretax and after-tax returns-on-sales for the first quarter of 2009?

The Schlumberger pretax return on sales from continuing operations, excluding charges and credits, was 19.9% for the first quarter of 2009—versus 23.2% in the fourth quarter of 2008.

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The Schlumberger after-tax return on sales from continuing operations, excluding charges and credits, was 15.6% for the first quarter of 2009 and 18.1% in the fourth quarter of 2008.

8)	What was the Schlumberger stock-based compensation expense for the first quarter of 2009?

Stock-based compensation expense for the first quarter of 2009 was $47 million, or $0.04 per share.

9)	What was the Schlumberger Net Debt† at the end of the first quarter of 2009?

Net debt was $1.53 billion at March 31, 2009, compared to $1.13 billion at the end of the previous quarter.

Significant liquidity events during the first quarter included $748 million of capital expenditures and pension plan contributions of $273 million.

†Net Debt represents gross debt less cash, short-term investments and fixed income investments, held to maturity.

10)	What was included in “Interest and Other Income” for the first quarter of 2009?

“Interest and Other Income” for the first quarter of 2009 consisted of the following:

($ millions)
Interest Income	$18
Equity in net earnings of affiliated companies	59

$77

11)	How did interest income and interest expense change during the first quarter of 2009?

Interest income of $18 million decreased $7 million sequentially. Interest expense of $55 million decreased $4 million sequentially.

12)	Why was there a difference between the Oilfield Services pretax income and the total pretax income of the four geographic Areas for the first quarter of 2009?

The difference of $33 million in the first quarter of 2009 arose from Oilfield Services headquarters projects and costs and income items not allocated to the Areas.

13)	Why was there a difference between the Schlumberger pretax income from continuing operations, before interest and charges and credits, and the pretax income of the two business segments for the first quarter of 2009?

The difference in the first quarter of 2009 consisted of such items as corporate expenses, amortization of certain identifiable intangibles, interest on postretirement medical benefits, stock-based compensation expense, and interest income and interest expense not allocated to the segments.

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14)	What was the effective tax rate (ETR) for the first quarter of 2009?

The ETR in the first quarter of 2009 was 21.1% compared to 21.5%, excluding charges & credits, in the prior quarter.

The ETR for the full year 2009 is still expected to be in the low twenties, although some volatility may be experienced in the ETR on a quarterly basis primarily due to the geographic mix of earnings.

D)	Non-GAAP Financial Measures

In addition to financial results determined in accordance with generally accepted accounting principles (GAAP), this document also includes non-GAAP financial measures (as defined under SEC Regulation G). The following is a reconciliation of these non-GAAP measures to the comparable GAAP measures

	(Stated in millions except per share amounts)

	Fourth Quarter 2008
	Pretax	Tax	Noncont. Interest	Net	Diluted EPS (*)
Income from Continuing Operations attributable to Schlumberger	$1,475.9	$325.7	$(0.1)	$1,150.1	$0.95
Add back Charges & Credits:
- Workforce reduction	74.4	9.1	—	65.3	0.05
- Provision for doubtful accounts	31.8	7.8	(6.1)	17.9	0.01
- Other	9.8	—	—	9.8	0.01

Income from Continuing Operations attributable to Schlumberger, before charges & credits	$1,591.9	$342.6	$(6.2)	$1,243.1	$1.03

	Fourth Quarter 2008
	GAAP	Before Charges & Credits
Pretax return on sales	21.5%	23.2%
After tax return on sales	16.7%	18.1%
Effective tax rate	22.1%	21.5%
(*) Does not add due to rounding.

There were no charges & credits in the first quarters of 2009 and 2008

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This document, the first-quarter 2009 earnings release and other statements we make contain “forward-looking statements” within the meaning of the federal securities laws, which include any statements that are not historical facts, such as our forecasts or expectations regarding business outlook; growth for Schlumberger as a whole and for each of Oilfield Services and WesternGeco (and for specified products or geographic areas within each segment); oil and natural gas demand and production growth; operating margins; capital expenditures by Schlumberger and the oil and gas industry; the business strategies of Schlumberger customers; the Schlumberger effective tax rate; and future results of operations. These statements are subject to risks and uncertainties, including, but not limited to, the current global economic downturn; changes in exploration and production spending by Schlumberger customers and changes in the level of oil and natural gas exploration and development; general economic and business conditions in key regions of the world; the financial condition of our suppliers and customers in light of current global economic conditions; pricing erosion; third-party service costs; operational and project modifications, delays or cancelations; exploitation of technology; seasonal factors and weather-related events; and other risks and uncertainties detailed in our first-quarter 2009 earnings release, our most recent Form 10-K and other filings that we make with the Securities and Exchange Commission. If one or more of these risks or uncertainties materialize (or the consequences of such a development changes), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected. Schlumberger disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

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